Exhibit 10(b)

CONVERTIBLE
PROMISSORY NOTE

$100.000 Cleveland, Ohio
May 2, 2014

FOR VALUE RECEIVED, Hickok Incorporated, an Ohio corporation ("Borrower"), hereby promises to pay to the order of Roundball LLC, an Ohio limited liability company, its successors and assigns (herein referred to as "Holder"), with an address of 25101 Chagrin Boulevard, Suite 350, Beachwood, Ohio 44122, or at such other place as the Holder may from time to time designate, the principal sum of One Hundred Thousand Dollars ($100,000) (the "Loan"), with interest thereon at the time and in the manner set forth herein.

1.     Loan Agreement. This Convertible Promissory Note ("Note") has been executed and delivered by the Borrower pursuant to the terms of that certain Convertible Loan Agreement, dated of as of December 30, 2011, as amended by Amendment No. 2 thereto dated December 30, 2013 (the “Loan Agreement”).  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2.    Principal and Interest.

(a)    The unpaid principal balance of this Note shall bear interest at a rate equal to 0.25% per annum, computed monthly.

(b)    If full payment of the principal and interest is not made when due, the amount of the unpaid interest shall be added to the principal balance of this Note.

(c)    Interest shall be payable on the Maturity Date (as defined below).  Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year.

(d)    If all or any portion of the principal balance or any of the accrued interest under this Note shall not be paid for any reason by the Maturity Date or on such earlier date that payment becomes due pursuant to the Loan Agreement or this Note, then all accrued and unpaid interest at such date shall be added to and become part of the unpaid principal balance at the Maturity Date or the date of acceleration, whichever is earlier.

3.     Term.  The entire principal balance of this Note, together with all accrued interest thereon, shall be due and payable on December 30, 2014, unless (a) accelerated as set forth in Section 7, (b) the Holder, in its sole and absolute discretion, exercises its Lender Conversion Option, in whole, pursuant to Section 2.2.2 of the Loan Agreement prior to December 30, 2014, or (c) Borrower exercises its Borrower Conversion Option pursuant to Section 2.2.5 of the Loan Agreement (the "Maturity Date").

4.     Prepayment.  The Borrower may prepay the Note, in whole or in part, at any time upon notice as provided for in the Loan Agreement, subject to Holder's conversion rights upon prepayment set forth in Section 2.2.1 therein.

5     Application of Payments.  All payments made hereunder shall be applied first to the reasonable expenses, if any, including reasonable attorney's fees, of the Holder incurred in the collection of this Note following default, then to accrued interest, which shall be due and payable upon any prepayment, and then to principal.

6.     Conversion.  This Note is subject to, and entitled to the benefits of, the Lender Conversion Option and the Borrower Conversion Option set forth in Section 2.2 of the Loan Agreement.  Nothing in this Note is intended to limit such conversion privileges and to the extent there is any inconsistency between the terms of this Note and such conversion privileges, the terms of the Loan Agreement shall govern. Borrower acknowledges that, if Holder converts a portion, but less than all, of this Note pursuant to the exercise of its Lender Conversion Option, Borrower shall cancel this Note and execute and deliver to Lender a replacement Note in the aggregate principal amount of the unconverted portion of the Note surrendered.

7.     Events of Default.  If any of the "Events of Default" as that term is defined in Section 11 of the Loan Agreement, shall occur and shall not be cured within the time limits set forth in said Section 11, then, the principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts payable under this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

8.     Payment of Costs and Expenses. The Borrower agrees to pay all losses, costs and expenses, including reasonable attorneys fees, in connection with the enforcement of the Note, the Loan Agreement and any other instruments and documents delivered in connection herewith sustained as a result of the occurrence of an Event of Default by the Borrower.

9.     Amendments. The terms of this Note are subject to amendment only in the manner provided for in the Loan Agreement.

10.     Invalidity of any Provisions in Note.  If, for any reason, any of the terms or provisions (or any part of any provision) hereof are found to be invalid, illegal, unenforceable or contrary to any applicable law, such invalidity, illegality or unenforceability shall not affect any other provision (or any remaining part of any provision) of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision (or any part thereof) had never been contained herein, and the Borrower hereby agrees that this Note shall still remain in full force and effect subject only to the exclusion of those terms or provisions (and only to the extent to which such terms or provisions) shall have been found invalid, illegal, unenforceable or contrary to any such applicable law.

11.     Presentment, Demand and Notice Waived.  The Borrower waives presentment for payment, demand and notice of demand, notice of non-payment, protest and notice of protest, notice of dishonor and trial by jury in any litigation arising out of, relating to, or connected with this Note, the Loan Agreement or any other Loan Document.

12.     Governing Law.  This Note shall be governed and construed in accordance with the laws of the State of Ohio (but not including the choice of law rules thereof).

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officer as of the date first above written.

HICKOK INCORPORATED

By: /s/ Robert L. Bauman
      Robert L. Bauman

Its: President and CEO